Exhibit 10.12

GEMINI SPACE STATION

EXECUTIVE SEVERANCE PLAN

The Company (as herein defined) hereby adopts the Gemini Space Station Executive Severance Plan for the benefit of certain executives of the Company and its Subsidiaries on the terms and conditions hereinafter stated. The Plan as set forth herein, is intended to, among other things, help retain qualified Eligible Executives (as defined below), maintain a stable work environment and provide economic security to Eligible Executives in the event of certain terminations of employment.

SECTION 1.          DEFINITIONS. As hereinafter used:

1.1           “Administrator” means the Chief Executive Officer of the Company; provided, that upon the formation of Gemini Space Station, Inc. (and the appointment of its initial board of directors) Administrator shall mean the compensation committee of the Board (as defined below) or a designee thereof.

1.2          “Annual Bonus” means the annual incentive bonus actually earned by the Eligible Executive for the fiscal year immediately preceding the year of the Eligible Executive’s Termination Date.

1.3           “Base Salary” means the Eligible Executive’s annual base salary as in effect immediately prior to the Termination Date (as defined below).

1.4           “Board” means the board of directors of the Company.

1.5           “Cause” shall have the meaning set forth in the Eligible Executive’s employment agreement and, if no such definition exists in that agreement, “Cause” shall mean (i) the material failure to perform the Eligible Executive’s duties or gross negligence in the performance of the Eligible Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Eligible Executive’s breach of a material term of the Eligible Executive’s employment agreement; (iii) the Eligible Executive’s commission of any act of fraud, larceny, misappropriation of funds or embezzlement, or commission of a felony or a crime of moral depravity, or other violation of law in connection with the Eligible Executive’s employment with the Company; (iv) the Eligible Executive being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of the Eligible Executive’s duties to his or her Employer; (v) a violation of any law relating to employment discrimination, harassment, or retaliation or any policy of the Company relating to employment discrimination, harassment or retaliation by the Executive; (vi) a violation of any applicable banking, securities or commodities laws, rules or regulations by the Eligible Executive that constitutes an offense or that could or does result in a fine; (vii) the Eligible Executive engaging in conduct which is injurious to the business, reputation or goodwill of the Company or any of its Subsidiaries; or (viii) the Eligible Executive’s violation of applicable policies, practices and standards of behavior of which the Eligible Executive has been made aware. Notwithstanding the foregoing, any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board; provided that no such determination may be made until the Eligible Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board.

1.6       “Change in Control” means the occurrence of one of the following: (i) any consolidation or merger in which the Company is a constituent entity or is a party in which the voting shares and other voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger represent, or are converted into, securities of the surviving entity of such consolidation or merger (or of any parent of such surviving entity) if, immediately after the consummation of such consolidation or merger, such voting shares and other voting securities together possess less than fifty percent (50%) of the total voting power of all such voting shares and voting securities of such surviving entity (or of any of its parents, if any) that are outstanding immediately after the consummation of such consolidation or merger; (ii) a sale or other transfer by the holders thereof of outstanding voting shares and/or other voting securities of the Company possessing more than fifty percent (50%) of the total voting power of all outstanding voting securities of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party and that has been approved by the Board, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are affiliates of each other, or to one or more persons or entities acting in concert; or (iii) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company and/or any subsidiary or subsidiaries of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, (or, if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned subsidiaries of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any amount or award which provides for a deferral of compensation and is subject to Section 409A, then notwithstanding anything to the contrary in the Plan, the transaction with respect to such amount or award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A.

1.7          “CIC Termination” means at any time during the Protected Period (as defined below), the Eligible Executive’s employment is terminated by the Company or his or her Employer other than for Cause or the Eligible Executive resigns employment from his or her Employer for Good Reason (as defined below); provided, that a “CIC Termination” shall not include (i) a termination of employment by the Company or his or her Employer for Cause; (ii) a voluntary resignation by the Eligible Executive from his or her Employer without Good Reason; or (iii) an end of the employment relationship with the Employer due to Disability (as defined below) or death.

1.8           “Code” means the Internal Revenue Code of 1986, as amended.

1.9           “Company” means Gemini Space Station, LLC initially, but shall mean Gemini Space Station, Inc. upon the formation of Gemini Space Station, Inc.

1.10        “Disability” shall have the meaning set forth in the Eligible Executive’s employment agreement, and, if no such definition exists in that agreement, “Disability” means Eligible Executive is unable, due to physical or mental incapacity, to perform their duties to his or her Employer for a period of either (i) 90 consecutive days or (ii) 180 days in any 365-day period; provided that such determinations shall be made by an independent physician selected by Eligible Executive and agreed to by the Administrator.

1.11         “Effective Date” means January 1, 2025.

1.12        “Eligible Executive” means any executive of the Company or a Subsidiary designated by the Administrator as a participant in this Executive Severance Plan.

1.13         “Employer” with respect to an Eligible Executive means the Company or its Subsidiary, as applicable, that is the employing entity of such Eligible Executive.

1.14         “Good Reason” shall have the meaning set forth in the Eligible Executive’s employment agreement and, if no such definition exists in that agreement, “Good Reason” shall mean, in each case without the prior written consent of the Eligible Executive: (A) a material diminution in the cash compensation; (B) a material diminution in duties, responsibilities or authority or an adverse change in title or role; (C) a relocation of the Eligible Executive’s primary office location by more than 50 miles if such move results in the Eligible Executive having to commute more than 50 miles each way; (D) a failure by the Company or a Subsidiary to provide appropriate security for the Eligible Executive in the event of a credible threat to the Eligible Executive arising out of the Eligible Executive’s role at his or her Employer; or (E) a material breach by the Company of this Plan or any other agreement by and between the Eligible Executive and the Company. Notwithstanding the foregoing, in no event shall the occurrence of any such condition constitute Good Reason unless (1) Eligible Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within 60 days following Eligible Executive’s knowledge of its existence and (2) the Company fails to cure such condition within 30 days following the date of such notice, upon which failure to cure Eligible Executive’s employment shall immediately terminate with Good Reason..

1.15         “Non-CIC Termination” means at any time, other than during the Protected Period, the Eligible Executive’s employment is terminated by the Company or his or her Employer other than for Cause or the Eligible Executive resigns from his or her Employer for Good Reason; provided that a “Non-CIC Termination” shall not include (i) a termination of employment by the Company or his or her Employer for Cause; (ii) a voluntary resignation by the Eligible Executive from his or her Employer without Good Reason; or (iii) an end of the employment relationship with the Company or the Employer due to Disability or death.

1.16         “Plan” means, this Gemini Space Station Severance Plan, as set forth herein, as it may be amended from time to time.

1.17         “Protected Period” means the period commencing on the date three (3) months prior to the date of the Change in Control and ending on the twelve (12) month anniversary of the date of the Change in Control.

1.18         “Qualifying Termination Date” means the date on which an Eligible Executive incurs a Non-CIC Termination or CIC Termination.

1.19        “Release and Separation Agreement” means the Release and Separation Agreement substantially in the form attached hereto as Exhibit B.

1.20         “Severance Benefits Table” means Exhibit A,

1.21         “Subsidiary” means the Company and any other entity that, directly or indirectly through one or more subsidiaries or intermediaries that are entities is controlled by, or is under common control with, the Company.

1.22         “Target Bonus” means the annual target amount, expressed as a percentage of the Eligible Executive’s Base Salary, that the Eligible Executive is entitled to earn for the fiscal year in which the Eligible Executive’s Qualifying Termination Date occurs, as set forth in the Eligible Executive’s employment agreement or other applicable agreement.

1.23         “Termination Date” means the date on which an Eligible Executive’s employment with his or her Employer terminates for any reason.

SECTION 2.          SEVERANCE BENEFITS

2.1          Accrued Compensation. Upon any termination of an Eligible’s Executive’s employment from his or her Employer the Company shall pay to each Eligible Executive who incurs a Non-CIC Termination or CIC Termination, a lump sum payment in cash, as soon as practicable, but in any event before the earlier to occur of (x) the payment date required by applicable law and (y) thirty (30) days after the Termination Date, equal to the sum of: (i) the Eligible Executive’s accrued but unpaid Base Salary; (ii) the Eligible Executive’s Annual Bonus earned for any completed fiscal year if such bonus has not been paid as of the Termination Date; and (iii) if applicable, reimbursement for reasonable and necessary expenses incurred by the Eligible Executive as provided by the Company’s policies from time to time.

2.2          Non-Change in Control Severance. The Company shall pay to each Eligible Executive who incurs a Non-CIC Termination an amount determined in accordance with the Severance Benefits Table (such amount, the “Non CIC-Severance Amount”). Except as set forth in the Severance Benefits Table, payment of the Non-CIC Severance Amount shall be made in substantially equal installments in accordance with the Company’s normal payroll practices over the period provided in the Severance Benefits Table and shall commence on the first regular payroll date following the date on which the Release and Separation Agreement becomes effective and irrevocable in accordance with its terms.

2.3          Change in Control Severance. The Company shall pay to each Eligible Executive who incurs a CIC Termination an amount determined in accordance with the Severance Benefits Table (such amount, the “CIC Severance Amount”). Except as set forth in the Severance Benefits Table, payment of the CIC Severance Amount shall be made in substantially equal installments in accordance with the Company’s normal payroll practices over the period provided in the Severance Benefits Table and shall commence on the first regular payroll date following the date on which the Release and Separation Agreement becomes effective and irrevocable in accordance with its terms.

2.4          Other Benefits. Subject to the Eligible Executive properly and timely making an election under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide each Eligible Executive who incurs a Non-CIC Termination or CIC Termination with an amount in cash each equal to the excess of (x) the COBRA premium for such Eligible Executive over (y) employee portion of the cost of continued participation for such Eligible Executive in the Company’s group health, medical, dental, and vision programs or policies in which the such Eligible Executive participated as of the Qualifying Termination Date on the same basis as active employees for such month, which coverage shall become secondary to any coverage provided to such Eligible Executive by a subsequent employer and to any Medicare coverage for which such Eligible Executive becomes eligible (such benefit, the “Healthcare Continuation Benefit”).

2.5          Conditions. Unless otherwise required by law, no Eligible Executive who incurs a Non-CIC Termination or CIC Termination shall be eligible to receive any payments or other benefits under Section 2.1, 2.2 and 2.3 of the Plan unless the Eligible Executive first executes and does not revoke the Release and Separation Agreement. An Eligible Executive must sign and return the Release and Separation Agreement no later than the date specified in that agreement and in any event within 60 days following the Eligible Executive’s Termination Date.

2.6           Restrictive Covenants. Following an Eligible Executive’s Termination Date, such Eligible Executive shall continue to be subject to any confidentiality or other restrictive covenant to which the Eligible Executive is a party.

2.7          Section 409A. It is intended that the Plan constitute a “separation pay plan,” as defined in Section 409A of the Internal Revenue Code (“Section 409A”), and that each of the separately identified payments hereunder constitutes separate payments for purposes of Section 409A. Accordingly, to the maximum extent permitted, the payments under this Plan shall be interpreted and administered in a manner such that they do not constitute deferred compensation within the meaning of Section 409A. No severance amount shall be paid later than the last day of the second taxable year of the Eligible Executive following the taxable year of the Eligible Executive in which the Eligible Executive’s Termination Date occurs. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the Eligible Executive’s “separation from service” (as defined in Section 409A and regulations promulgated thereunder) shall instead be paid on the first business day after the date that is six (6) months following the Eligible Executive’s separation from service (or, if earlier, the Eligible Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Executive shall be paid to the Eligible Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Eligible Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of a payment, and in the event the period for executing the Release and Separation Agreement overlaps two calendar years, severance benefits shall be paid in the second year to the extent required in order to avoid an accelerated or additional tax under Section 409A. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment; the Eligible Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

SECTION 3.          PLAN ADMINISTRATION.

3.1         The Administrator shall have the exclusive right, power and authority, in the Administrator’s sole and absolute discretion, to administer and interpret the Plan and other Plan documents. The Administrator shall have all powers reasonably necessary to carry out the Administrator’s responsibilities under the Plan including, but not limited to, the sole and absolute discretionary authority to: (i) administer the Plan in accordance with its terms and to interpret Plan policies and procedures; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Plan document and among and between the Plan document and other related documents; (iii) take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits, and benefit amounts; and (iv) process and approve or deny all claims for benefits. The decision of the Administrator on any disputed question arising under the Plan, including, but not limited to, questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan.

3.2          The Administrator may delegate any of the Administrator’s duties hereunder to such person or persons from time to time as it may designate.

3.3          The Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of the Administrator’s duties under the Plan. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 4.          PLAN MODIFICATION OR TERMINATION.

4.1          The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Eligible Executive and without regard to the effect of the amendment or termination on any Eligible Executive or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, an Eligible Executive’s rights to receive payments and benefits pursuant to the Plan in connection with a Non-CIC Termination or CIC Termination may not be adversely affected, without the Eligible Executive’s written consent, by an amendment or termination of the Plan.

SECTION 5.          GENERAL PROVISIONS.

5.1          Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective. When a payment is due under this Plan to an Eligible Executive who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative, upon proof or establishment of same.

5.2           If the Company or any affiliate thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

5.3           Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Executive, or any person whomsoever, the right to be retained in the service of the Company or any Employer, and all Eligible Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4          If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5          This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Executive, present and future, and any successor to the Company. If an Eligible Executive shall die after severance benefits have become payable under Section 2 above, and while any amount would still be payable to such Eligible Executive hereunder if the Eligible Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Eligible Executive’s estate.

5.6          The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7          The Plan shall not be required to be funded. Regardless of whether the Plan is funded, no Eligible Executive shall have any right to, or interest in, any assets of any company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.8           Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9           This Plan shall be construed and enforced according to the laws of the State of New York to the extent not preempted by federal law, which shall otherwise control.

5.10         All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Administrator.

EXHIBIT A

SEVERANCE BENEFITS TABLE

All benefits set forth in this Exhibit A are subject to the terms and conditions of the Gemini Space Station Executive Severance Plan.

Type of Severance	Cash Severance	Equity Vesting Acceleration*	Healthcare Continuation Benefit
Non-CIC Severance Benefits	An amount equal to the sum of 0.5 times (A) Base Salary and (B) pro-rata Target Bonus, payable in substantially equal monthly installments over a period of six (6) months (the “Non-CIC Severance Period”)	(A) All time-based equity awards shall immediately become vested to the extent such awards would have become vested had Eligible Executive remained employed with the Company through the end of the Non- CIC Severance Period, and (B) if applicable, pro-rata vesting of all performance-based equity awards based on achievement of performance criteria at the end of the Non- CIC Severance Period.	Healthcare Continuation Benefit during the Non- CIC Severance Period.
CIC Severance Benefits	An amount equal to the sum of 0.75 times (A) Base Salary and (B) Target Bonus, payable in substantially equal monthly installments over a period of nine (9) months (the “CIC Severance Period”)	Accelerated vesting of fifty percent (50%) of any time- and performance-based equity awards (performance-based equity awards vest at the greater of actual or target).	Healthcare Continuation Benefit during the CIC Severance Period.

•	Treatment with respect to pro-rata vesting of performance-based equity awards to be determined under the applicable performance-based equity award agreement.

EXHIBIT B

RELEASE AND SEPARATION AGREEMENT

I, [•] (the “Employee”), in consideration of and subject to the performance by Company (together with its subsidiaries, the “Company”), of its obligations under Executive Employment Agreement by and between [•] and the Company, dated [•] (the “Employment Agreement”) and the Gemini Space Station Executive Severance Plan (the “Plan”), do hereby release and forever discharge as of the date hereof the Company, the Employer and their respective Subsidiaries and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement and Plan.

1.	Separation Date. The Employee’s employment or service with the Company and the Employer terminated as of [•], and the Employee hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). The Employee understands that any payments or benefits paid or granted to the Employee under the Plan represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which the Employee was already entitled. The Employee understands and agree that the Employee will not receive certain of the payments and benefits specified under the Plan unless the Employee executes this General Release and do not revoke this General Release within the time period permitted hereafter.

2.	Consideration for Release. The Employee understands and agree that such payments and benefits are subject to Section 7 of the Employment Agreement and compliance with the terms of the Plan, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

3.	Release.

a.	Except as provided in Section 3(b) below, the Employee knowingly and voluntarily (for the Employee’s self, the Employee’s heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which the Employee, the Employee’s spouse, or any of the Employee’s heirs, executors, administrators or assigns, may have, which arise out of or are connected with the Employee’s employment with, or the Employee’s separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; the New York State Human Rights Law; the New York State Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York Workers’ Compensation Law; the New York State Civil Rights Law; the New York State Corrections Law; [the New York City Earned Safe and Sick Time Act] or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

b.	Notwithstanding the foregoing, nothing contained in this general release shall in any way diminish or impair: (i) the Employee’s right to enforce this General Release; (ii) rights under this General Release; (iii) any Claims the Employee may have that cannot be waived under applicable law, such as Claims for unemployment benefits, workers compensation and disability benefits; (iv) the Employee’s right to challenge the validity of the waiver of age discrimination claims under the ADEA; (v) any rights to indemnification which Employee might have as a result of the Employee’s employment with the Company; (vi) any rights Employee may have to vested benefits under employee benefit plans; or (v) .

c.	The Employee represents that the Employee has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.	No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Employee or the Released Parties. Neither this General Release nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this General Release.

5.	Knowing and Voluntary Agreement; Effectiveness. The Company advises the Employee to consult with an attorney of the Employee’s choosing prior to executing this General Release. The Employee represents that the Employee has had the opportunity to review this Release and, specifically, the general release of claims set forth in Section 3 of this General Release, with an attorney of the Employee’s choice. The Employee also agrees and acknowledges that the Employee is receiving benefits and payments to which the Employee would not otherwise be entitled unless the Employee executes this General Release and does not timely revoke the Employee’s consent to this General Release, that the Employee has voluntarily consented to this General Release, and that Employee has entered into this General Release freely, knowingly and voluntarily.

6.	Review and Revocation Rights.

a.	The Employee acknowledges and agrees that Employee has (i) carefully read and understand the terms and effects of this General Release, (ii) been advised by the Company to consult with an attorney prior to executing and re-executing this General Release, (iii) executed this General Release knowingly, voluntarily and of the Employee’s own free will in exchange for good and valuable consideration to which the Employee is not otherwise entitled, and (iv) the Employee has the full power, capacity and authority to enter into this General Release.

b.	The Employee acknowledges and agrees that the Employee received a copy of this Release on [•], and Employee has twenty-one (21) days following the Employee’s receipt of this General Release to consider the terms of this General Release, and sign and return this General Release; provided, however, the Employee may sign and return this General Release before the expiration of the twenty-one (21)-day consideration period. In the event that the Employee executes and returns this General Release before the expiration of the twenty-one (21)-day consideration period, the Employee acknowledges that such decision was entirely voluntary and that the Employee had the opportunity to consider the General Release for the entire twenty-one (21)-day consideration period. Once the Employee signs this General Release, the Employee will have seven (7) days following the date on which the Employee signed this General Release to revoke the Employee’s consent to this General Release. If the Employee revokes the Employee’s consent within such seven (7)-day period, this General Release shall be of no force or effect and the Company shall have no obligations to provide the Employee with any payments under the Plan.

c.	This General Release will become effective on the eight calendar day following the date on which the Employee executes this General Release (the “Effective Date”), provided that the Employee has not revoked the Employee’s consent to this General Release within the seven (7) day revocation period.

d.	ADEA Notice. The Employee acknowledges and agrees that this General Release includes a waiver of claims under the ADEA. The Employee specifically acknowledges that the Employee understands that the payments described in the Plan are offered as consideration for the Employee’s agreement to this General Release, including any claims based upon the ADEA set forth in Section 3 above, as well as Employee’s compliance with this General Release, including, but not limited to, the terms of Section 7 of the General Release.

7.	Return of Property. The Employee must immediately return to the Company all property of the Company in Employee’s possession, custody or control, including documents and materials, that contains non-public, confidential or proprietary information.

8.	Titles and Headings. Titles and headings to sections, subsections and sub-subsections of this General Release are for the purposes of reference only and shall not affect the interpretation of this General Release.

9.	Counterparts. This General Release may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same General Release. A faxed or pdf-ed signature shall operate the same as an original signature.

10.	Assignment. This General Release may not be assigned by the Employee. This General Release shall be assignable by the Company, in whole or in part, and will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company.

11.	Modification; Severability. In the event that a court of competent jurisdiction shall determine that any provision of this General Release or the application thereof is unenforceable in whole or in part because of the scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that the General Release in its reduced form shall be valid and enforceable to the full extent permitted by law. The provisions of this General Release are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

12.	Governing Law. This General Release will be governed by and construed in accordance with the laws of New York, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

13.	No Oral Modifications. This General Release may not be changed or modified except by an agreement in writing, signed by the parties hereto.

14.	Continuing Obligations. The Employee acknowledges that the Employee’s obligations to the Company that survive the termination of the Employment Agreement pursuant to Section 9(h) thereof, including without limitation Section 7 of the Employment Agreement remain in full force and effect remain in full force and effect and are incorporated by reference as if set forth herein.

15.	Entire Agreement. This General Release constitutes the entire agreement between Employee and any of the Released Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, arrangements or agreements relating thereto. The Employee represents that in executing this Release, Employee has not relied on any representation or statement not set forth herein. No amendment or modification of this General Release shall be valid or binding on the parties unless in writing and signed by both parties.

IN WITNESS WHEREOF, this General Release is executed by the Employee and the Company on the below written date(s).

By:	By: Gemini Space Station

_______________________	_______________________
[Name]
[Title]
Dated: _______________________	Dated: _______________________